Exhibit 4.3.1

Schedule of Exclusive Technical Service and Management Consultancy Agreement

One or more domestic affiliates signed Exclusive Technical Service and Management Consultancy Agreement using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Domestic Affiliate	Unified Credit Code	Signing Date	Material Differences in terms
1	Yunnan Century Long-Spring Technology Co., Ltd.	91530100MA6K83075A	January 12, 2021 February 9, 2022

V. Service Fees

2. As far as the Service Fees payable by a school under Long-Spring Education Holding to Party A, the Service Fees are calculated and confirmed in accordance with the following floating standards: that is, on the premise of complying with the requirements of the PRC laws, Party A has the right to determine the amount of Service Fees in line with the specific services, the school’s operating conditions and the school’s development needs.

X. Governing Laws and Settlement of Disputes

5. At the request of a party in dispute, before the arbitral tribunal is formed according to law or under appropriate circumstances, the court of competent jurisdiction has the right to grant an interim relief to support the process of the arbitration, for example, by seizing or freezing the equity interests or the sponsor’s interests, property rights, or other assets of the breaching party according to a judgment or a ruling.

XIV. Amendment

2. If relevant regulators propose any modifications to the Agreement, or any changes related to the Agreement have occurred to related laws or listing rules, the Parties shall revise the Agreement accordingly.

2	Kunming Guandu Hengshizhong Education Training School Co., Ltd.	91530111MA6NK6QMXU	January 12, 2021
3	Xinping Hengshi High School Co., Ltd.	91530427MA6NYJBX6L	January 12, 2021
4	Xinping Hengshui Experimental Middle School	52530427MJ00482493	January 12, 2021
5	Shanxi Long-Spring Enterprise Management Co., Ltd.	91140200MA0KKN7CX9	January 12, 2021
6	Datong Hengshi Gaokao Tutorial School	52140214MJY4314186	January 12, 2021
7	Xishuangbanna Hengshi High School Co., Ltd.	91532800MA6PNKHQ17	January 12, 2021
8	Yunnan Hengshui Qiubei Experimental High School	52532626MJT34266XU	January 12, 2021
9	Yunnan Hengshui Wenshan Experimental High School	52532601MJT3434278	January 12, 2021
10	Mengla Hengshui Experimental High School	52532823MJT3467679	January 12, 2021
11	Yunnan Bainian Long-Spring Technology Co., Ltd.	91530111MA6PGFBRXJ	January 12, 2021
12	Zhenxiong Bainian Long-Spring Technology Co., Ltd.	91530627MA6PMDQ794	January 12, 2021
13	Guizhou Hengshizhong Technology Co., Ltd.	91520900MAAJR4F57R	January 12, 2021
14	Guizhou Long-Spring Century Technology Co., Ltd.	91520900MAAJQ4M05Q	January 12, 2021
15	Long-Spring Education Holding Group Limited	91530121582368402N	February 9, 2022
16	Zhenxiong Long-Spring Advanced Secondary School	52530627MJT375015W	February 9, 2022